92083-P2 01/25	Filed pursuant to Rule 424(b)(3)
Registration No. 333-264548

CLARION PARTNERS REAL ESTATE INCOME FUND INC.

SUPPLEMENT DATED JANUARY 7, 2025 TO

THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

DATED MAY 1, 2024

Effective January 1, 2025, the following changes are made to the Fund’s Prospectus:

The following replaces the third paragraph under “Investment Process—Clarion Partners Private CRE Investment Process for Equity and Debt” in the “Prospectus Summary” section of the Prospectus:

Clarion Partners has two committees (Investment and Portfolio Allocation Investment) for Private CRE investments. Each committee is comprised of seasoned real estate professionals with an average of over 30 years of real estate investment experience. The Investment Committee will oversee the investment process, review and approve each potential Private CRE investment and disposition, and the Portfolio Allocation Investment Committee will determine allocations to Western Asset.

The following replaces the third and fourth paragraphs under “Investment Process—Clarion Partners Private CRE Investment Process for Equity and Debt” section of the Prospectus:

Clarion Partners has two committees (Investment and Portfolio Allocation Investment) for Private CRE investments. Each committee is comprised of seasoned real estate professionals with an average of over 30 years of real estate investment experience.

The Investment Committee will oversee the investment process, review and approve each potential Private CRE investment and disposition, and the Portfolio Allocation Investment Committee will determine allocations to Western Asset.

The following replaces the “Management of the Fund—Clarion Partners Investment Committee” section of the Prospectus:

Clarion Partners has two committees (Investment and Portfolio Allocation Investment) for Private CRE investments. Each committee is comprised of seasoned real estate professionals with an average of over 30 years of real estate investment experience. The Investment Committee will oversee the investment process, review and approve each potential Private CRE investment and disposition, and the Portfolio Allocation Investment Committee will determine allocations to Western Asset.

Capitalized terms not defined herein have the meanings assigned to them in the Prospectus.